Exhibit 19.1

KOHL’S CORPORATION

STATEMENT ON SECURITIES TRADING

Purpose of Policy Statement

Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. The purpose of this Policy Statement is to promote compliance with these laws prohibiting insider trading by driving awareness of the obligations, prohibitions, and procedures of Kohl’s Corporation (“Kohl’s”) as it relates to transactions in Kohl’s securities and in securities of other companies.

Our Policy

Policy on Prohibited Trading. It is Kohl’s policy to prohibit illegal trading by Kohl’s and its corporate directors, officers, and associates (a “Covered Person”) while that person is in possession of material nonpublic information. Accordingly, no Covered Person shall, directly or indirectly, transact (which includes purchasing, selling or gifting) in securities of Kohl’s while in possession of material nonpublic information relating to Kohl’s or any of its affiliates, nor shall any Covered Person, directly or indirectly, transact in securities of any other company, including our suppliers, while in possession of material nonpublic information related to such company, which was obtained in the course of employment by or service with Kohl’s or from any Covered Person.

Policy of Confidentiality. Illegal trading results from the misuse of confidential (i.e., nonpublic) information. In order to facilitate the Policy on Prohibited Trading, discussed above, and in order to protect and maintain confidential information, it is Kohl’s policy that all material nonpublic information received by a Covered Person in the course of the employment or service with Kohl’s or from any Covered Person shall be treated as confidential and shall not be communicated to any other person or entity, including other Covered Persons, except for a valid Kohl’s purpose. Inquiries received from members of the press or financial community should be referred to an appropriate officer of Kohl’s designated from time-to-time by the Compliance Officer (defined below).

Material Information. For purposes of this Policy Statement, material information is defined as any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. In short, any information that could reasonably affect the price of Kohl’s securities will be considered material.

Transactions by Family and Household Members and Certain Entities. These restrictions also apply to persons living in the Covered Person’s household and entities in which a Covered Person or persons living in the Covered Person’s household has both (i) investment discretion and (ii) an economic interest (e.g., trusts) (any such entity being referred to herein as a “Covered Entity”). Covered Persons shall take all reasonable precautions to ensure compliance by their personal household and Covered Entities.

Prohibited Transactions. Covered Persons are prohibited from purchasing, selling or holding any financial instruments or products designed to hedge or offset any decrease in the market value of Kohl’s securities. This includes, without limitation, buying, selling or engaging in any of the following types of transactions involving Kohl’s securities:

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Short sales;
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Puts or calls; and

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Any other form of derivatives or hedging products.

Covered Persons are also prohibited from holding Kohl’s stock in a margin account or otherwise pledging Kohl’s stock as collateral for a loan.

Pre-Clearance of All Trades by Members of Senior Management Board, Executive Committee and Board of Directors. In addition to the policies set forth above and to provide assistance in preventing inadvertent violations of securities laws and to avoid even the appearance of an improper transaction, all transactions in Kohl’s securities beneficially owned by members of the Senior Management Board, Executive Committee and Board of Directors must be pre-cleared by the Compliance Officer (defined below) or the designee and generally will be limited to certain trading windows throughout the fiscal year as determined by the Compliance Officer. The Compliance Officer may require pre-clearance for, and impose trading window restrictions on, certain other associates that the Compliance Officer may designate from time-to-time because of their position, responsibilities and/or their actual or potential access to material nonpublic information. The Compliance Officer will have discretion to alter, shorten, lengthen or suspend the trading window or allow exceptions in certain cases. Notwithstanding receipt of pre-clearance, if an individual becomes aware of material nonpublic information or has a trading window restriction imposed before the transaction is effected, the transaction may not be completed.

Preclearance should not be understood to represent legal advice by Kohl’s that a proposed transaction complies with the law. None of Kohl’s, the Compliance Officer, or Kohl’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.

Persons subject to the trading window restrictions may also comply by adopting Rule 10b5-1 trading plans during window periods at a time when the individual does not possess material nonpublic information about Kohl’s or its securities. Each Rule 10b5-1 trading plan must be submitted to the Compliance Officer for preapproval before it is entered into, and any modification or termination of a Rule 10b5-1 trading plan must also be submitted to the Compliance Officer for preapproval.

Compliance with the terms of a Rule 10b5-1 trading plan and the execution of transactions pursuant to the Rule 10b5-1 trading plan are the sole responsibility of the person initiating the Rule 10b5-1 trading plan, and none of Kohl’s, the Compliance Officer, or Kohl’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Rule 10b5-1 trading plan submitted for approval, nor the legality or consequences relating to a person entering into or trading under a Rule 10b5-1 trading plan.

The obligations and prohibitions in this Policy Statement do not apply to the automatic deduction of shares by Kohl’s from your restricted stock or other stock award account to satisfy the minimum statutory tax withholding liability upon the vesting of restricted stock or other stock award. The restrictions do apply, however, to any open market sale of vested shares, including to satisfy tax liabilities.

Except as otherwise provided in this Policy Statement, associates who are not members of the Senior Management Board, Executive Committee and Board of Directors do not have to pre-clear their transactions and are not required to trade in the window period. They are, however, a Covered Person and remain subject to all other provisions contained in this Policy Statement.

Post-Employment Transactions may be Prohibited

The portions of this policy relating to trading while in possession of material nonpublic information and the use or disclosure of that information continue to apply to transactions in Kohl’s securities even after termination of employment or association with Kohl’s. If a Covered Person is aware of material nonpublic information about Kohl’s when the employment or other business relationship with Kohl’s ends, the Covered Person may not trade in Kohl’s securities or disclose the material nonpublic information to anyone else until that information is made public or becomes no longer material.

Appointment of Securities Trading Compliance Officer

Appointment of Compliance Officer. In order to ensure compliance with this Policy Statement by Kohl’s and all Covered Persons, Kohl’s has appointed the Chief Legal Officer as Securities Trading Compliance Officer (“Compliance Officer”). The Compliance Officer is authorized to formulate and implement rules and procedures related to this Policy Statement, interpret this Policy Statement, delegate the authority to Kohl’s Deputy General Counsel to pre-clear transactions by designated associates, direct appropriate Kohl’s action upon receipt of material nonpublic information and respond to questions concerning this Policy Statement and its application to specific transactions.

Questions. Any Covered Person who has a question about this Policy Statement, any specific securities transaction or prohibitions on trading while in possession of material nonpublic information in general should contact the Compliance Officer prior to any trade which may potentially be prohibited.

Last Updated: 05/2023